Exhibits 5.2 and 23.3

OPINION OF JAMES E. PARSONS, ESQ.

March 10, 2017

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039

Ladies and Gentlemen:

I am the Coordinator – Corporate Securities and Finance Law of Exxon Mobil Corporation, a New Jersey corporation (the “Company”). The Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s debt securities (the “Debt Securities”), which may be issued pursuant to an indenture dated as of March 20, 2014 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (the “Indenture”).

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that I reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of New Jersey, and the Company has corporate power and authority to issue the Securities and to perform its obligations thereunder.

2.	The Indenture has been duly authorized, executed and delivered by the Company.

3.	When any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the applicable Trustee and the Company and the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the applicable Indenture, such Debt Securities will have been duly authorized by the Company.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the New Jersey Business Corporation Act and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Davis Polk & Wardwell LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Validity of the Debt Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ James E. Parsons, Esq.

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